UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2007

FINDEX.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

620 North 129th Street, Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 333-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On October 18, 2007, FindEx.com, Inc., the registrant (the “Company”) entered into and consummated an Asset Purchase Agreement (the “Asset Purchase Agreement”) with ACS Technologies Group, Inc., a privately-held South Carolina corporation (“ACS Technologies”). Pursuant to the terms of the Asset Purchase Agreement, the Company sold, and ACS Technologies acquired, all of the assets and liabilities associated with the Company’s Membership Plus® product line for $1.675 million in cash (the “Asset Sale”). The Membership Plus® product line, which had accounted for approximately 27% of the Company’s 2006 aggregate revenues, centers around an industry-leading church management software designed to serve the unique database, financial management and related productivity tool needs of churches, “para-church” organizations and ministries, and non-profit entities. The specific assets conveyed included, among others, underlying software source code, existing product inventories, online marketing channels, registered trade names, and accounts receivable. The Asset Purchase Agreement contains customary representations and warranties associated with similar asset conveyance transactions, and provides for indemnification by the Company in an amount not to exceed the purchase price.

As part of the Asset Sale, the Company also entered into a Partial Assignment of License Agreement with ACS Technologies and a third party (dated October 11, 2007 but delivered out of escrow as of the closing of the Asset Sale) pursuant to which it assigned to ACS Technologies all of its rights and interest in, to and associated with, the Membership Plus® product line which rights and interest it had been continuing to derive under that certain License Agreement between the Company and Parsons Technology, Inc. dated June 30, 1999, a copy of which was filed as Exhibit 10.3 with the Company’s Form 10-KSB/A on May 13, 2004 (the “1999 License Agreement”). In accordance with the terms of the Asset Sale, the Company has agreed to indemnify the current licensor under the 1999 License Agreement for any and all obligations arising under the License Agreement, including those associated with the Membership Plus® product line. The Company continues to retain all rights and interests unrelated to the Membership Plus® product line under the 1999 License Agreement, which was effectively extended indefinitely as part of the Partial Assignment of License Agreement.

Also as part of the Asset Sale, the Company and ACS Technologies entered into a certain consulting services agreement pursuant to which the Company shall provide certain information technology, product development, distribution and other services on a fee basis for an indeterminate period defined by reference to the completion of certain projects and services.

The foregoing descriptions of the Asset Purchase Agreement and the Partial Assignment of License Agreement do not purport to be complete and are qualified in their entirety by the Asset Purchase Agreement and the Partial Assignment of License Agreement, respectively, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.27 and 10.28, respectively, and are incorporated herein by reference.

Item 2.01 - Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this Current Report on Form 8-K, as of October 24, 2007, under which the Company reports the completed disposition of certain assets.

Item 8.01 - Other Events.

On October 24, 2007, the Company issued a press release announcing completion of the sale of all of the assets and liabilities associated with the Company’s Membership Plus® product line.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

The following exhibits are filed herewith:

(d) Exhibits

Exhibit No.	Description
10.27	Asset Purchase Agreement between Findex.com, Inc. and ACS Technologies Group, Inc. dated October 18, 2007.
10.28	Partial Assignment of License Agreement Among Findex.com, Inc., Riverdeep, Inc.,LLC and ACS Technologies Group, Inc. dated October 11, 2007.
99.1	Press Release dated October 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2007		FINDEX.COM, INC.
	By:	/s/ Steven Malone
Steven Malone
President & Chief Executive Officer